                                                                   EXHIBIT 20.1

                            [SYNERGEN, INC. LOGO]

                               1885 33RD STREET
                           BOULDER, COLORADO 80301

                      INFORMATION STATEMENT PURSUANT TO
                       SECTION 14(F) OF THE SECURITIES
                EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

     This Information Statement is being mailed on or about November 23, 1994, as part of the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to the holders of record at the close of business on November 17, 1994, of the Shares. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Schedule 14D-9. You are receiving this Information Statement in connection with the possible election of persons designated by the Parent to a majority of the seats on the Board of Directors of the Company (the "Board"). The Merger Agreement requires the Company, after purchase by Purchaser pursuant to the Offer of such number of shares that satisfies the Minimum Condition, to use its best efforts to cause Parent's designees (the "Designees") to be elected to a majority of the seats on the Company's Board. This Information Statement is required by Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14f-1 thereunder. You are urged to read this Information Statement carefully. However, you are not required to take any action.

     Pursuant to the Merger Agreement, on November 23, 1994, the Parent commenced the Offer. The Offer is scheduled to expire on December 21, 1994.

     The information contained in this Information Statement (including information listed in Schedule I attached hereto and information incorporated by reference) concerning Parent, Purchaser and Designees has been furnished to the Company by Parent and Purchaser, and the Company assumes no responsibility for the accuracy or completeness of such information.

     The Common Stock, $.01 par value per share ("Common Stock"), is the only class of voting securities of the Company outstanding. Each share of Common Stock has one vote. As of November 17, 1994, there were 25,936,248 shares of Common Stock outstanding.

                               BOARD OF DIRECTORS
GENERAL

     The Board currently consists of eight (8) members. Members of the Board are elected to serve one-year terms and each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

BUYER DESIGNEES

     Pursuant to the Merger Agreement, promptly upon the acquisition by Purchaser pursuant to the Offer of such number of Shares that satisfies the Minimum Condition and from time to time thereafter, Parent is entitled to have its Designees hold a majority of the seats on the Company's Board. Upon the purchase of such number of Shares pursuant to the Offer, the Company shall use its best efforts to cause the Designees to be elected or appointed to the Board.

     Parent has informed the Company that it will choose the Designees from the directors and executive officers listed in Schedule I attached hereto. Parent has informed the Company that each of the directors and executive officers listed in Schedule I has consented to act as a director, if so designated. The business address of Parent and Purchaser is Amgen Center, 1840 DeHavilland Drive, Thousand Oaks, California 91320-1789.

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

     It is expected that the Designees may assume office at any time following the purchase by Purchaser pursuant to the Offer of such number of Shares that satisfies the Minimum Condition, which purchase cannot be earlier than December 21, 1994, and that upon assuming office, the Designees will thereafter constitute at least a majority of the Board.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The names of the current directors and executive officers, their ages as of November 17, 1994, and certain other information about them are set forth below. Some of the current directors may resign effective immediately following the purchase of Shares by Purchaser pursuant to the Offer.

          NAME              AGE                        POSITION
          ----              ---                        --------
Larry Soll                  52        Chairman of the Board
Gregory B. Abbott           46        President, Chief Executive Officer and
                                      Director
Kenneth J. Collins          48        Executive Vice President, Finance and
                                      Administration
Robert C. Thompson          50        Executive Vice President, Research and
                                      Clinical Affairs, and Director
Mark D. Young               44        Executive Vice President, Technical
                                      Operations
Arthur H. Hayes, Jr.        61        Director
Robert F. Hendrickson       61        Director
David I. Hirsh              55        Director
Barry MacTaggart            62        Director
Glenn S. Utt                68        Director
Giles V. Campion            40        Vice President, Clinical Research
David F. Carmichael         44        Vice President, Business Development
Paul J. Koivuniemi          44        Vice President and General Counsel
James L. Redenbarger        41        Vice President, Corporate Services and
                                      Facilities
Geoffrey F. Slaff           39        Vice President, Manufacturing and Process
                                      Engineering
Sharon E. Tetlow            35        Treasurer and Director of Finance

     Dr. Soll has been Chairman of the Board since May 1987 and a Director since the Company's incorporation in 1982. Dr. Soll was President of the Company from its formation in 1981 through September 1989 and Chief Executive Officer of the Company from its incorporation in 1982 through September 1989 and from April 1993 to May 1994. Prior to joining the Company, he held research positions at Harvard Medical School and Massachusetts Institute of Technology. Dr. Soll also serves as a Trustee for the Global Health Science Fund Trust Company and as a Director of ISIS Pharmaceuticals, Inc. and ImmuLogic Pharmaceuticals, Inc. Dr. Soll received a Ph.D. in biochemistry from Stanford University.

     Mr. Abbott has been President and Chief Executive Officer of the Company since May 1994 and a Director since May 1991. He was Executive Vice President of the Company from October 1990 to May 1994 and was one of four persons who comprised the Office of the President from April 1993 to May 1994. He was a Senior Vice President of the Company from November 1986 to October 1990. Prior to that time he was a partner in the Denver, Colorado law firm of Holme Roberts & Owen, where he practiced corporate and securities law from 1974 to 1986 and had principal responsibility for that firm's representation of the Company from its inception in 1981. Mr. Abbott is also a Director of Sievers Instruments, Inc. Mr. Abbott received a B.A. from Yale University and a J.D. degree from University of Denver College of Law.

     Mr. Collins has been Executive Vice President, Finance and Administration of the Company since April 1993 and was one of four persons who comprised the Office of the President from April 1993 to May 1994. He was Vice President of Finance and Administration of the Company from January 1992 until April 1993. From September 1991 to December 1991, he was Executive Vice President of Cytel Corporation.

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

From 1982 to September 1991, he was Vice President of Finance of the Company. He was also Treasurer of the Company from January 1992 to July 1992 and from April 1989 to August 1991. Mr. Collins received a B.S. in engineering from the University of Notre Dame and an M.B.A. from Harvard University.

     Dr. Thompson has been Executive Vice President, Research and Clinical Affairs of the Company since April 1993 and a Director since May 1991. From October 1990 to April 1993, Dr. Thompson was the Company's Executive Vice President, Research. He was one of four persons who comprised the Office of the President from April 1993 to May 1994. He has been employed by the Company since 1982 in various capacities, including Senior Vice President, Vice President of Human Pharmaceuticals and Director of Human Pharmaceuticals. Prior to joining the Company, he held a faculty position at Temple University and a research position at Harvard Medical School.

     Dr. Young has been Executive Vice President, Technical Operations of the Company since April 1993 and was one of four persons who comprised the Office of the President from April 1993 to May 1994. He was Vice President, Process Development and Manufacturing of the Company from July 1991 until April 1993, Vice President of Process Development from April 1989 until July 1991 and Director of Fermentation from 1985 until April 1989. Dr. Young received an M.S. in chemical engineering from Columbia University and a Ph.D. in chemical engineering from the University of Michigan.

     Dr. Hayes has been a Director of the Company since July 1990. Dr. Hayes has been President of MediScience Associates, Inc. since July 1991. From January 1991 until July 1991, he was a full-time consultant to E.M. Industries, Inc. From 1986 through 1990, Dr. Hayes was President and Chief Executive Officer of E.M. Pharmaceuticals, Inc., an affiliate of E. Merck AG located in Darmstadt, Germany. He served as Commissioner of the Food and Drug Administration from 1981 to 1983 and is past president and a current member of the U.S. Pharmacopeial Convention, the national pharmaceutical standards-setting organization. Dr. Hayes has also held faculty positions at Cornell University Medical College and Pennsylvania State University College of Medicine. Dr. Hayes is also a Director of Myriad Genetics, Inc.

     Mr. Hendrickson has been a Director of the Company since September 1994. He has been a consultant to the biotechnology industry since he retired from Merck & Co., Inc. in 1990. Prior to 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck where he was responsible for that company's worldwide manufacturing operations, computer information systems, construction engineering, safety and environmental areas. Mr. Hendrickson is a director of The Liposome Company and chairman of the board of directors of Envirogen, Inc.

     Dr. Hirsh has been a Director of the Company since its incorporation in 1982. He is currently the Robert Wood Johnson Professor of Biochemistry and Chairman of the Department of Biochemistry at Columbia University's College of Physicians and Surgeons. He also provides consulting services to the Company and Warburg Pincus, Inc. Dr. Hirsh was Executive Vice President of the Company from April 1985 to June 1990. From the Company's formation in 1981 to April 1984, Dr. Hirsh was the Company's Vice President, Director of Research. Dr. Hirsh is also a director of NeXagen, Inc. and serves as an advisor on the E.M. Warburg, Pincus & Co., Inc. Advisory Board.

     Mr. MacTaggart has been a Director of the Company since August 1991. From 1980 until May 1991, he was Chairman and President of Pfizer International, Inc. and from 1981 to 1991, was a Vice President and Director of Pfizer, Inc. Prior to such time, he also served as President of Pfizer Australia, as President of Pfizer Asia and as a Director and Executive Vice President of Pfizer International, Inc.

     Mr. Utt has been a Director of the Company since 1987. He has been Chairman of the Board of Janmax Enterprises since November 1983. Mr. Utt was employed by Abbott Laboratories Inc. from 1962 to 1983, where he held a number of management positions, including Executive Vice President, member of the Board of Directors and President of its pharmaceutical division. Prior to that, Mr. Utt was employed by Booz Allen & Hamilton, where he held a number of management positions, including Vice President in Zurich, Switzerland. Mr. Utt is also a Director of Selectide Corporation and Sugen, Inc.

     Dr. Campion has been Vice President, Clinical Research since May 1994. Prior to that time and since January 1993, Dr. Campion was Director, Clinical Research at the Company. Dr. Campion worked from the

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

Synergen Europe offices at The Hague, The Netherlands until August 1994 when he relocated to the Boulder, Colorado headquarters. Prior to joining the Company, Dr. Campion was Head, Section of Rheumatology Research at Hoechst AG in Germany. While at Hoechst, Dr. Campion held an Honorary Post in the Rheumatology Unit at the Bristol Royal Infirmary in the United Kingdom. Dr. Campion received medical and doctorate degrees from the Bristol University Medical School.

     Dr. Carmichael has been Vice President, Business Development since August 1994. From July 1991 until August 1994, he was Vice President of Preclinical Development. Dr. Carmichael joined the Company in 1984 as a scientist and was Director of Preclinical Development prior to being named Vice President of Preclinical Development in July 1991. Dr. Carmichael received a B.S. in biochemistry from the University of California at San Diego and a Ph.D. in biochemistry from Purdue University. He carried out his postdoctoral research in protein biochemistry at the University of Washington School of Medicine.

     Mr. Koivuniemi has been Vice President and General Counsel since May 1994. Prior to that time and since November 1991, he served as corporate patent counsel and later general counsel to the Company. Prior to joining the Company, he held the position of Biotechnology Patents Director and Senior Patents Counsel at Upjohn. He received his J.D. from the University of Michigan Law School and his Ph.D. in genetics from Michigan State University.

     Mr. Redenbarger has been Vice President, Corporate Services and Facilities since May 1994 and was Vice President, Operations from July 1992 to May 1994. Mr. Redenbarger joined the Company in 1982 and was Director of Operations prior to being appointed Vice President, Operations. He has also held management positions with a radiopharmaceutical company and a medical device manufacturer in Denver. Mr. Redenbarger received a B.S. in microbiology from Purdue University.

     Dr. Slaff has been Vice President, Manufacturing and Process Engineering since January 1993 and was Director of Process Engineering from January 1991 to January 1993. Prior to that time and since 1987, Dr. Slaff was a Biochemical Development Engineer at the Company. Dr. Slaff received a B.S. in biochemistry from the University of California at San Diego and an M.S. and Ph.D. in chemical engineering from the University of Pennsylvania.

     Ms. Tetlow has been Treasurer of the Company since July 1992 and Treasurer and Director of Finance since April 1993. Prior to that time she was treasury manager at Genentech, Inc. She also held positions in financial planning and as a marketing group controller at Genentech. She was previously a financial analyst with Eli Lilly and Company and did research at the Brookings Institution in Washington, D.C. Ms. Tetlow received an M.B.A. from Stanford University.

COMMITTEES AND BOARD MEETINGS

     The Board has three standing committees: the Executive Committee (which also functions as the nominating committee), the Audit Committee and the Compensation Committee.

     The Executive Committee was established to serve as a representative committee of the Board and also to propose nominees for election to the Board for any new or vacant position on the Board. The Executive Committee, functioning as a nominating committee, considers candidates proposed by stockholders. The Executive Committee, which currently consists of Messrs. Utt and MacTaggart and Dr. Soll, did not meet separately from the Board during the fiscal year ended December 31, 1993. Jon S. Saxe, who was President and Chief Executive Officer of the Company from October 1990 until April 1993, served as a member of the Executive Committee during 1993 until his resignation in April 1993.

     The Audit Committee was established to recommend selection of the Company's independent accountants and to review the financial statements and reports of the Company and the reports of the independent accountants. The Audit Committee, which currently consists of Messrs. MacTaggart and Utt and Dr. Hayes, met twice and acted by written consent once during the fiscal year ended December 31, 1993.

     The Compensation Committee was established to make recommendations regarding compensation, including incentive compensation plans, stock bonus plans, stock option plans, and other incentive or stock

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

plans. The Compensation Committee also reviews and approves, subject to ratification by the Board of Directors, all compensation to the executive officers. The Compensation Committee, which currently consists of Mr. Utt and Drs. Hayes and Hirsh, met three times and acted by consent a number of times during the fiscal year ended December 31, 1993.

     The Board appointed a special committee that met twice in April 1993 to consider ongoing management of the Company and certain issues raised by senior management of the Company. The Committee consisted of Dr. Soll and the non-employee Directors of the Company: Drs. Hirsh and Hayes and Messrs. Utt and MacTaggart.

     During the fiscal year ended December 31, 1993, the Board held six meetings and acted by written consent twice. Each current Director attended all of the Board meetings and all meetings held by the above-described committees of which he was a member.

DIRECTOR COMPENSATION

     During the fiscal year ended December 31, 1993, each Director who was not an employee of the Company, with the exception of Dr. Hirsh, received $2,100 for each meeting of the Company's Board he attended. From January through April 1993, each Director who was not an employee of the Company received $1,000 for each telephonic meeting of the Company's Board in which he participated, and $1,000 for each meeting of a standing committee in which he participated if that meeting was not conducted on the same day as a meeting of the Board. Directors are not compensated for actions taken by written consent. Beginning in May 1993, each Director who was not an employee of the Company, with the exception of Dr. Hirsh, received an annual retainer of $3,000 per year per committee, and committee chairmen received $6,000 per year per committee chaired. From May 1993, neither committee members nor committee chairmen received separate compensation for attendance at committee meetings. Directors who are employees of the Company do not receive compensation for their services as Directors other than their normal compensation as officers of the Company.

     Under a separate agreement effective July 1, 1990, Dr. Hirsh receives $36,000 annually for serving as a consultant to the Company. Messrs. Utt and MacTaggart and Dr. Hayes also served as consultants to the Company from time to time during 1993 and received compensation of $2,500 per day (prorated for partial days). Neither Messrs. Utt and MacTaggart nor Dr. Hayes received more than $60,000 during 1993 for consulting services to the Company. Mr. Hendrickson, who was elected to the Board in September 1994, serves as a consultant to the Company pursuant to a consulting agreement dated November 19, 1992. Under the consulting agreement, Mr. Hendrickson receives $3,600 per quarter for consulting services to the Company.

     Under the Stock Option Plan for Non-Employee Directors, which was approved by stockholders in 1992, on March 1 of each year, each Director who is not an employee of the Company is granted an option to acquire 3,000 shares of the Company's Common Stock. In addition, each new non-employee Director will be granted an option to acquire 15,000 shares of the Company's Common Stock upon initial election to the Board. The exercise price of all such stock options granted is equivalent to the last reported sale price of the Company's Common Stock on the Nasdaq National Market on the day of each grant. In January 1994, Mr. MacTaggart relinquished a stock option to purchase 15,000 shares of Common Stock at $38.00 per share originally granted under the Stock Option Plan for Non-Employee Directors and the Board granted to Mr. MacTaggart a stock option to purchase 15,000 shares of Common Stock at $14.00 per share.

     On May 19, 1994, the Board authorized the payment to the Company's then-current nonemployee directors of a retainer fee of $15,000, payable in cash or stock at each director's election.

                          STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of November 17, 1994, regarding ownership of the Company's Common Stock by (1) persons believed by the Company to be the beneficial owners of more than five percent of its outstanding Common Stock; (2) by each Director and nominee for Director; (3) by the Chief Executive Officer at the end of 1993 and the Company's four other most highly compensated executive officers; and (4) by a former Chief Executive Officer who served during 1993; and (5) by all current officers and directors of the Company as a group. This table is based on information supplied to the Company by each of the listed stockholders.

                                                                    SHARES BENEFICIALLY
                                                                         OWNED(1)
                                                                   ---------------------
                              STOCKHOLDER                           NUMBER       PERCENT
                              -----------                          ---------     -------
        RCM Capital Management.................................    2,314,625        8.9%
          4 Embarcadero Center, Ste. 2900
          San Francisco, CA 94111
        Gregory B. Abbott......................................      169,329         (2)
        Kenneth J. Collins.....................................      100,516         (2)
        Arthur H. Hayes, Jr....................................       17,250         (2)
        Robert F. Hendricksen..................................           --         (2)
        David I. Hirsh(3)......................................      204,223         (2)
        Barry MacTaggart.......................................       16,833         (2)
        Jon S. Saxe(4).........................................      144,190         (2)
        Larry Soll(5)..........................................      379,535       1.46%
        Robert C. Thompson(6)..................................      202,524         (2)
        Glenn S. Utt, Jr.......................................        8,250         (2)
        Mark Young.............................................      115,585         (2)
        All Current Executive Officers and Directors as a Group
          (16 persons).........................................    1,352,500       5.22%

- ---------------
(1) Gives effect to all outstanding stock options and warrants exercisable within 60 days of November 17, 1994. Such option and warrant ownership included as shares beneficially owned is as follows: Mr. Abbott, 108,386 shares (includes 35,860 option shares, as to which Mr. Abbott disclaims beneficial ownership, that were transferred pursuant to a qualified domestic relations order); Mr. Collins, 64,386 shares; Dr. Hayes, 17,250 shares; Dr. Hirsh, 58,500 shares; Mr. MacTaggart, 13,500 shares; Dr. Soll, 58,295 shares; Dr. Thompson, 132,168 shares; Mr. Utt, 8,250 shares; Dr. Young, 88,387 shares; all current Executive Officers and Directors as a group, 661,077 shares. Upon the consummation of the Offer, all of the stock options held by each of the above named individuals will become exercisable. As a result, the number of Shares into which their stock options are exercisable will be increased by the following amounts: Mr. Abbott, 177,651 shares; Mr. Collins, 47,784 shares; Dr. Hayes, 6,750 shares; Mr. Hendrickson, 15,000 shares; Dr. Hirsh, 3,750 shares; Mr. MacTaggart, 10,500 shares; Dr. Soll, 35,291 shares; Dr. Thompson, 49,417 shares; Mr. Utt, 6,750 shares; Dr. Young, 50,949 shares; all current Executive Officers and Directors as a group, 581,624 shares.

(2) Less than 1.0%.

(3) Includes 18,487 shares owned by The Hirsh Partnership, a nominee for an irrevocable trust created by Dr. Hirsh for the benefit of his family. Dr. Hirsh disclaims beneficial ownership of such shares.

(4) Mr. Saxe resigned as President and Chief Executive Officer in April 1993. His stock ownership reflects ownership as of April 15, 1994.

(5) Includes 19,375 shares owned by The Canavan Company, a nominee for an irrevocable trust created by Dr. Soll for the benefit of his family. Dr. Soll disclaims beneficial ownership of such shares.

(6) Includes 2,950 shares owned by Dr. Thompson's adult children. Dr. Thompson disclaims beneficial ownership of such shares.

SECTION 16(A) REPORTING DELINQUENCIES

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

     During 1992, William Fairbairn, the Company's former Vice President, Regulatory Affairs, transferred beneficial ownership of certain shares of the Company's Common Stock and stock options pursuant to a court order. Mr. Fairbairn was late in filing the Form 4 relating to this transfer. With the exception of the foregoing, the Company believes that for the fiscal year ended December 31, 1993, its officers and directors complied with all applicable
Section 16(a) filing requirements.

              CERTAIN RELATIONSHIPS, TRANSACTIONS AND ARRANGEMENTS

     Jon S. Saxe had an employment agreement with the Company which was terminated when he and the Company entered into a new agreement in connection with his resignation as President and Chief Executive Officer and a Director of the Company on April 8, 1993. Under the new agreement, Mr. Saxe is to provide up to 500 hours of managerial and advisory services to the Company for a period of 2 1/2 years ending in October 1995. The number of hours is subject to reduction if Mr. Saxe becomes an employee of or consultant to another entity and wishes to reduce his activities under the agreement, in which case his obligation will be reduced to 50 hours of services per year. The agreement may be terminated by Mr. Saxe but not by the Company. Mr. Saxe is entitled to 60 semi-monthly payments of $12,500 under the agreement. The agreement provided that those of Mr. Saxe's stock options that would have vested prior to April 30, 1993 are vested and the agreement extended the expiration date of all vested options to November 8, 1993. The Company is obligated under the agreement to pay or reimburse Mr. Saxe up to $130,000 for certain expenses, including those related to outplacement counseling services, office space, secretarial and support services, travel expenses related to any search for employment and reasonable attorneys' fees incurred in connection with the agreement. In addition, the Company is obligated to indemnify Mr. Saxe in connection with certain pending litigation (including fees and expenses of counsel).

     On April 23, 1993, the Compensation Committee of the Board approved new employment agreements with Mr. Collins, Dr. Thompson and Dr. Young, and on May 19, 1994, the Compensation Committee approved new employment agreements with Mr. Abbott and Dr. Soll. The Company entered into new employment agreements with Mr. Abbott and Dr. Soll in connection with the appointment of Mr. Abbott as President and Chief Executive Officer of the Company. Dr. Soll, the former Chief Executive Officer, remained Chairman of the Board. Under the new agreements, each such officer's employment may be terminated at any time by the Board, with or without cause, and may be terminated at the election of such officer upon a change in control of the Company. In the event of termination without cause or at the officer's election in the event of a change in control, the officer is entitled to receive as severance pay his salary at that time for a two-year period from the date of termination. The agreements each provide for a gross-up for payments that would be subject to the tax under Sections 4999 and 280G of the Internal Revenue Code of 1986, as amended. The current annual salaries of the above named individuals under their new employment agreements are as follows: Dr. Soll, $150,000; Mr. Abbott, $250,000; Mr. Collins, $190,000; Dr.
Thompson, $215,000; and Dr. Young, $190,000. Each of these employment agreements also contains certain death and disability provisions and requires the employee to assign inventions to the Company. They also impose certain restrictions upon the employee's competition with the Company for varying periods up to two years after termination of employment.

     On October 26, 1994, the Compensation Committee of the Board approved amendments to the Company's employment agreements with Dr. Soll, Mr. Abbott, Mr. Collins, Dr. Thompson and Dr. Young.

As amended the employment agreements provide for acceleration in vesting of options to acquire Company Common Stock held by the above named individuals upon a change of control of the Company. The amended employment agreements also provide for 100% Company-paid health, dental and life insurance coverage for the duration of any period during which the officer is entitled to receive severance pay under his employment agreement. Also under the amended employment agreements (with the exception of Dr. Soll's), the officer has the right (i) to receive a one-time lump sum payment equal to his annual salary in the event of a change in control of the Company or a strategic transaction (as defined in such agreements) between the Company and a third party and (ii) to terminate employment and receive severance pay and benefits in the event of a material change in the ability of existing management to direct the scientific and strategic direction of the Company. The provision in the employment agreements for coverage of any additional tax under Sections 4999 and 280G of the Internal Revenue Code of 1986, as amended, also applies to the payments for any of the benefits provided under the amended agreements.

     At the same October 26, 1994 meeting, the Board also provided that upon a change in control of the Company the options to acquire Company Common Stock held by other executive officers (excluding Messrs. Soll, Abbott, Collins, Thompson and Young) will become fully vested but only if their employment is terminated within twelve months following the change in control. Further, the Board provided for continued 100% Company-paid health, dental and life insurance coverage for a period of one year from termination if such termination occurred as a result of a change in control of the Company. Current provisions in such executive officers' employment agreements providing for coverage of any additional tax under Sections 4999 and 280G of the Internal Revenue Code of 1986, as amended, would similarly apply to the payments of any such benefits and exercise, if any, of such options.

     On October 28, 1994, the Company loaned to Giles Campion $40,000 to be used as part of the down payment on the purchase of his home. The loan has a maturity date of 30 days from the execution date and an interest rate of 9.75% annually. In addition, since Dr. Campion's employment by the Company in January 1993, the Company has loaned him in the aggregate approximately $30,000 for payment of Dutch taxes due at the time of issuance of options to purchase shares of Company Common Stock. The loans are due upon the earlier of the exercise of the stock options or within five years.

     On August 25, 1994, the Compensation Committee of the Board voted to reprice all outstanding stock options with exercise prices greater than $7.00 per share held by all then-current employees, including executive officers. The replacement options are exercisable for two shares for every three shares represented by the options cancelled. The vesting schedule for the replacement options is proportional to the vesting schedule of the underlying grant. The replacement options have a term ending in 2004 and an exercise price of $4.75, an amount equal to the market price of the Company's Common Stock on August 25, 1994. As a result of the repricing, options held by Dr. Soll to purchase 119,750 shares were cancelled and options to purchase 79,836 shares were regranted; options held by Mr. Abbott to purchase 144,800 shares were cancelled and options to purchase 96,538 shares were regranted; options held by Mr. Collins to purchase 139,000 shares were cancelled and options to purchase 92,671 shares were regranted; options held by Dr. Thompson to purchase 147,500 shares were cancelled and options to purchase 98,335 shares were regranted; options held by Dr. Young to purchase 132,500 shares were cancelled and options to purchase 88,336 shares were regranted; options held by Dr. Campion to purchase 32,500 shares were cancelled and options to purchase 21,669 shares were regranted; options held by Dr. Carmichael to purchase 72,000 shares were cancelled and options to purchase 48,005 shares were regranted; options held by Mr. Koivuniemi to purchase 37,500 shares were cancelled and options to purchase 25,004 shares were regranted; options held by Mr. Redenbarger to purchase 57,700 shares were cancelled and options to purchase 38,470 shares were regranted; options held by Dr. Slaff to purchase 61,700 shares were cancelled and options to purchase 41,138 shares were regranted; and options held by Ms. Tetlow to purchase 24,300 shares were cancelled and options to purchase 16,202 shares were regranted. See "Security Ownership of Certain Beneficial Owners and Management."

     Pursuant to the Merger Agreement, upon consummation of the Merger, each holder of a then outstanding director or employee stock option, other than any such options that are held by any director of the Company or any executive officer (as that term is defined in Rule 16a-1(f) under the Exchange Act) of the Company that were granted (or deemed granted) at any time on or after the date that is six months prior to the consummation of the Merger ("Recent Insider Options"), will be entitled (whether or not such option is then exercisable) to receive in consideration of cancellation of such option (and any outstanding stock appreciation right related thereto) a cash payment from the Company in an amount equal to the difference between the price per Share each holder of Shares will receive in the Merger and the per Share exercise price of such option, multiplied by the number of shares covered by such option. As a result, directors and executive officers of the Company will be able to exercise outstanding options (with the exception of Recent Insider Options) and receive in the Merger an aggregate of $790,522 in consideration of cancellation of such options. It is the intention of the parties to the Merger Agreement that the Recent Insider Options will be cancelled no later than six months after the Effective Date and the consideration to be paid for the cancellation of each Recent Insider Option shall be the Option Consideration multiplied by the number of shares covered by such option.

                         EXECUTIVE OFFICER COMPENSATION

     The following table sets forth a summary of the compensation paid by the Company during the last three fiscal years ended December 31, 1991, 1992 and 1993, to its Chief Executive Officer at the end of 1993, the Company's four other most highly compensated executive officers, and a former Chief Executive Officer who served during 1993. During the last three fiscal years, none of the named executive officers received any restricted stock awards or long-term incentive payouts nor did any of the named executive officers receive any other annual compensation except as set forth below.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                ANNUAL COMPENSATION       ------------      ALL OTHER
                                               ----------------------       OPTIONS/       COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR     SALARY($)     BONUS($)        (#)(1)           ($)(2)
    ---------------------------       ----     ---------     --------     ------------     ------------
Larry Soll(6)                         1991      $138,750     $    --          12,750         $ 16,057
  Chief Executive Officer             1992        90,833          --          14,000            8,375
  and Chairman                        1993       157,916          --          94,250            5,418
Gregory B. Abbott(3)(6)               1991      $165,900     $    --          19,500         $ 16,057
  Executive Vice President            1992       121,109          --          14,000            8,375
                                      1993       191,996          --         110,600            5,418
Kenneth J. Collins(3)(4)              1991      $ 78,159     $    --          47,000         $  1,300
  Executive Vice President,           1992       145,250          --          16,000            8,375
  Finance and Administration          1993       154,416          --         110,600            5,418
Robert C. Thompson(3)                 1991      $165,900     $    --          19,500         $ 16,057
  Executive Vice President,           1992       187,150         750          18,000            8,375
  Research and Clinical Affairs       1993       191,996         500         111,000            5,418
Mark D. Young(3)                      1991      $122,733     $    --          27,000         $ 16,057
  Executive Vice President,           1992       147,900       4,375          23,000            8,375
  Technical Operations                1993       155,673          --         122,600            5,418
Jon S. Saxe(5)                        1991      $220,000     $55,000          27,000         $ 16,057
  Former President and CEO            1992       246,000      90,000          18,000            8,375
                                      1993        72,769      60,000          15,000          272,199

- ---------------

(1) In May 1993, the Compensation Committee of the Board authorized the replacement of outstanding stock options with exercise prices greater than $15 per share that were held by any then-current employees. The new options have a four-year vesting schedule from the original grant date (as opposed to the original three-year schedule), a term ending in 2003 and an exercise price of $10.625, an amount equal to the market price of the Company's Common Stock on May 7, 1993. For each employee, the receipt of the replacement grant was subject to the employee's consent to cancellation of the original grant. Dr. Soll consented to the cancellation of 35,750 option shares; Mr. Abbott, 50,300; Mr. Collins, 52,100; Dr. Thompson, 52,500 and Dr. Young, 64,100. In August 1994, the Compensation Committee of the Board of Directors voted to reprice employee stock options with exercise prices greater than $7.00 per share to the market price of the Company's Common Stock on the day of repricing of $4.75 per share. The replacement options are exercisable for two shares for every three shares represented by the options cancelled. See "CERTAIN RELATIONSHIPS, TRANSACTIONS AND ARRANGEMENTS."

(2) In 1988, an Employee Stock Ownership Plan (ESOP) was approved by the Company's stockholders and is intended as a retirement plan for employees. Shares of the Company's Common Stock are distributed through the ESOP to all employees. Each employee of the Company on the last day of the fiscal year is allotted a number of shares of the Company's Common Stock through the ESOP. The number of shares allocated is established using a formula based on salary. For the year ended December 31, 1992, the Company distributed through the ESOP shares of the Company's Common Stock valued at $7,075 to each of the listed individuals. For the year ended December 31, 1993, the Company distributed through the ESOP shares of the Company's Common Stock valued at $4,118 to each of Dr. Soll, Mr. Abbott, Mr. Collins, Dr. Thompson and Dr. Young. The ESOP has a five-year vesting plan. At the time of Mr. Saxe's resignation, he was 60 percent vested in the ESOP. Also, for the years ended December 31,

    1992 and December 31, 1993, the Company made matching contributions of $1,300 to each of the listed individual's 401(k) plans. The amount for Mr. Saxe for the year ended December 31, 1993 includes $75,000 in consulting fees, $150,000 for the settlement of certain claims and $45,899 which was paid or reimbursed to Mr. Saxe for certain legal or other expenses, all as set forth in his termination agreement. See "CERTAIN RELATIONSHIPS, TRANSACTIONS AND ARRANGEMENTS." As set forth in the rules and regulations of the Securities and Exchange Commission, amounts reported as "All Other Compensation" for 1991 have not been identified individually.

(3) In April 1993, Mr. Collins, Dr. Thompson and Dr. Young each voluntarily agreed to a reduction in salary. As of December 31, 1993, Dr. Thompson's reduced annual salary was $185,000; Mr. Collins' and Dr. Young's reduced annual salaries were each $150,000. The reduced salaries, which were in effect until May 23, 1994, were not deemed reductions in salaries for purposes of each individual's employment agreement. Also in April 1993, Mr. Abbott voluntarily agreed to a reduction in salary. His reduced annual salary of $185,000 was in effect until May 1994, when the Company and Mr. Abbott entered into a new employment agreement. See "CERTAIN RELATIONSHIPS, TRANSACTIONS AND ARRANGEMENTS."

(4) Mr. Collins was employed by the Company from 1982 through August 1991, and has been employed by the Company since 1992. Following Mr. Collins' resignation in August 1991, his stock options to purchase 47,000 shares were cancelled. In December 1991, pursuant to a new employment agreement with the Company, Mr. Collins was granted stock options to purchase 47,000 shares of the Company's Common Stock.

(5) Mr. Saxe resigned as President and Chief Executive Officer and a Director of the Company in April 1993. At the time of his resignation, two-thirds of his 1991 stock option grant had vested and one-third of his 1992 stock option grant had vested. The portions of his stock option grants that had not vested were cancelled at the time of his resignation.

(6) In May 1994, Mr. Abbott was appointed President and Chief Executive Officer of the Company. Dr. Soll, the former Chief Executive Officer, remained Chairman of the Board.

     The following table sets forth information on option grants made during the fiscal year ended December 31, 1993 to the named executive officers. None of the named executive officers received any stock appreciation rights (SARs) during that year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                                          -----------------                       POTENTIAL REALIZABLE VALUE
                                     % OF TOTAL                                   AT ASSUMED ANNUAL RATES OF
                                       OPTIONS                                          STOCK  PRICE
                       OPTIONS       GRANTED TO     EXERCISE OR                  APPRECIATION FOR OPTION TERM
                       GRANTED      EMPLOYEES IN     BASE PRICE    EXPIRATION    ----------------------------
        NAME            (#)(1)       FISCAL 1993     ($/SHARE)        DATE       0% ($)   5% ($)     10% ($)
        ----           -------      ------------    -----------    ----------    ------   -------   ---------
Larry Soll...........    9,000(2)                      52.750       02/02/2003            298,567     756,629
                         6,000                          9.625       04/23/2003             36,318      92,038
                        35,750(3)        3.64          10.625       05/07/2003            238,881     605,373
                         3,500(4)                      10.750       09/30/2003             23,662      59,964
                        40,000                         13.250       11/04/2003            333,314     844,683
Gregory B. Abbott....   15,000(2)                      52.750       02/02/2003            497,612   1,261,048
                         1,800(2)                      48.250       02/16/2003             54,619     138,416
                        50,300(3)        4.27          10.625       05/07/2003            336,104     851,755
                         3,500(4)                      10.750       09/30/2003             23,661      59,964
                        40,000                         13.250       11/04/2003            333,314     844,683
Kenneth J. Collins...   14,100(2)                      52.750       02/02/2003            467,756   1,185,385
                           900                          9.625       04/23/2003              5,447      13,805
                        52,100(3)        4.27          10.625       05/07/2003            348,132     882,234
                         3,500(4)                      10.750       09/30/2003             23,662      59,964
                        40,000                         13.250       11/04/2003            333,314     844,683
Robert C. Thompson...   15,000(5)                      52.750       02/02/2003            497,612   1,261,048
                        52,500(6)        4.28          10.625       06/24/2003   72,187   468,361   1,076,244
                         3,500(4)                      10.750       09/30/2003             23,662      59,964
                        40,000                         13.250       11/04/2003            333,314     844,683
Mark D. Young........   14,100(2)                      52.750       02/02/2003            467,756   1,185,385
                           900                          9.625       04/23/2003              5,447      13,805
                        64,100(3)        4.73          10.625       05/07/2003            428,316   1,085,438
                         3,500(4)                      10.750       09/30/2003             23,662      59,964
                        40,000                         13.250       11/04/2003            333,314     844,683
Jon S. Saxe..........   15,000(7)         .58          52.750       02/02/2003            497,612   1,261,048

- ---------------

(1) Options granted in 1993 have a three-year vesting schedule in equal increments and a ten-year term, with the exception of those options granted on May 7, 1993 (see footnote 3).

(2) These options were cancelled on May 7, 1993 in exchange for a replacement grant (see footnote 3).

(3) On May 7, 1993, the Compensation Committee of the Board authorized replacement of outstanding stock options with exercise prices greater than $15 per share held by all then-current employees. The new options have a four-year vesting schedule from the original grant date (as opposed to the original three-year schedule), and an exercise price equal to the market price of the Company's Common Stock on May 7, 1993. For each employee, the receipt of the replacement grant was subject to the employee's consent to the cancellation of the original grants. In August 1994, the Compensation Committee of the Board voted to reprice employee stock options with exercise prices greater than $7.00 per share to the market price of the Company's Common Stock on the day of repricing of $4.75 per share. The replacement options are exercisable for two shares for every three shares represented by the options cancelled. See "CERTAIN RELATIONSHIPS, TRANSACTIONS AND ARRANGEMENTS."

(4) These options were granted as part of the annual performance review process. No salary increases were given to officers and director level employees in 1993.

(5) This option grant was cancelled on June 24, 1993 in exchange for a replacement grant (see footnote 6).

(6) On June 24, 1993, the Compensation Committee of the Board authorized replacement of Dr. Thompson's outstanding stock options with exercise prices greater than $15 per share. The new options have a four-year vesting schedule from the original grant date (as opposed to the original three-year schedule), and an exercise price equal to the market price of the Company's Common Stock on May 7, 1993. The receipt of the replacement grant was subject to Dr. Thompson's consent to the cancellation of the original grants. In August 1994, the Compensation Committee of the Board voted to reprice employee stock options with exercise prices greater than $7.00 per share to the market price of the Company's Common Stock on the day of repricing of $4.75 per share. The replacement options are exercisable for two shares for every three shares represented by the options cancelled. See "CERTAIN RELATIONSHIPS, TRANSACTIONS AND ARRANGEMENTS."

(7) Mr. Saxe resigned as President and Chief Executive Officer and a Director of Synergen in April 1993. At the time of his resignation, this stock option grant was cancelled.

     The following table sets forth information on option exercises in the fiscal year 1993 by the named executive officers and the value of such officers' unexercised options at December 31,1993. None of the named executive officers hold stock appreciation rights.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                                                                         YEAR-END              FISCAL YEAR-END($)(2)
                           NUMBER OF SHARES     VALUE REALIZED   -------------------------   -------------------------
         NAME            ACQUIRED ON EXERCISE       (1)($)       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
         ----            --------------------   --------------   -------------------------   -------------------------
Larry Soll.............          31,250           $  287,708            52,376/65,374             $173,136/32,093
Gregory B. Abbott......          40,000              390,167           111,750/70,550              528,375/29,975
Kenneth J. Collins.....          23,500              135,979            59,000/77,500              124,708/39,837
Robert C. Thompson.....             -0-                  -0-           131,250/71,750              665,437/30,875
Mark D. Young..........           4,000               37,667            85,750/79,250              398,667/37,400
Jon S. Saxe(3).........         266,500            2,407,042                      -0-                         -0-

- ---------------

(1) The value realized is equal to the market price of the shares on the date of exercise less the exercise price. Mr. Abbott, Mr. Collins, Dr. Soll and Dr. Young have not sold the underlying stock from the options they exercised in 1993.

(2) The value of unexercised in-the-money options is calculated based on the market price per share at December 31, 1993 ($11.375), less the exercise price.

(3) Mr. Saxe resigned as President and Chief Executive Officer and a Director of the Company in April 1993.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee of the Company's Board of Directors currently is comprised of Glenn S. Utt, Jr., Arthur H. Hayes, Jr., and David I. Hirsh. Dr. Hirsh is a founder of Synergen and served initially as Vice President, Director of Research and later as Executive Vice President of Synergen until June 1990 when he resigned as an employee of Synergen. Dr. Hirsh became a member of the Compensation Committee in May 1992.

REPORT ON REPRICING OF OPTIONS1

     In April 1993, the Compensation Committee of the Board of Directors voted to cancel and re-grant employee stock options with exercise prices greater than $15 per share. The Committee approved this action because it believes retaining key employees is in the best interests of the stockholders and the Company. During the spring of 1993, following the decline in the stock price and a major restructuring which included a significant number of employee terminations, key employees were being contacted by companies and agencies about employment opportunities elsewhere. The Committee believes re-pricing of the options was the most effective employment retention tool available. None of the Committee members' stock options were re-priced in 1993. In 1988, following an overall decline in the stock market, the Company repriced outstanding options.

                            The Compensation Committee of the Board of Directors Glenn S. Utt, Jr.
                            Arthur H. Hayes
                            David I. Hirsh
DATED: April 15, 1994

     The following table lists all of the options held by each of the executive officers of the Company that have been repriced within the ten-year period ending December 31, 1993. The Company has never granted stock appreciation rights.

                             OPTION REPRICING TABLE
                           TEN-YEAR OPTION REPRICINGS

                                                                                                LENGTH OF
                                                                                             ORIGINAL OPTION
                                     NUMBER OF    MARKET PRICE   EXERCISE PRICE               TERM REMAINING
                                      OPTIONS     OF STOCK AT      AT TIME OF                       AT
                                    REPRICED OR     TIME OF       REPRICING OR      NEW          DATE OF
                                      AMENDED     REPRICING OR     AMENDMENT      EXERCISE      REPRICING
                           DATE         (#)       AMENDMENT($)        ($)         PRICE($)     OR AMENDMENT
                         --------   -----------   ------------   --------------   --------   ----------------
Gregory B. Abbott        04/04/88      81,000         4.083           5.750         4.083    3 years 161 days
                         05/07/93      19,500        10.625          16.167        10.625    5 years 357 days
                         05/07/93      14,000        10.625          32.250        10.625    6 years 357 days
                         05/07/93      15,000        10.625          52.750        10.625    9 years 271 days
                         05/07/93       1,800        10.625          48.250        10.625    9 years 285 days
David F. Carmichael      04/04/88       3,000         4.083           6.667         4.083    7 years 144 days
                         05/07/93      10,500        10.625          16.167        10.625    5 years 357 days
                         05/07/93      15,000        10.625          24.167        10.625    6 years  77 days
                         05/07/93      13,000        10.625          32.250        10.625    6 years 357 days
                         05/07/93       9,000        10.625          52.750        10.625    9 years 271 days
Kenneth J. Collins       04/04/88       7,500         4.083           5.917         4.083    6 years 118 days
                         04/04/88       3,000         4.083           6.667         4.083    7 years 144 days
                         05/07/93      22,000        10.625          41.000        10.625    6 years 211 days
                         05/07/93      14,000        10.625          32.250        10.625    6 years 357 days
                         05/07/93       2,000        10.625          55.250        10.625    7 years 207 days
                         05/07/93      14,000        10.625          52.750        10.625    9 years 271 days
William D. Fairbairn*    05/07/93      11,250        10.625          16.167        10.625    5 years 357 days
                         05/07/93      13,000        10.625          32.250        10.625    6 years 357 days
                         05/07/93      13,600        10.625          52.750        10.625    9 years 271 days
                         05/07/93       1,800        10.625          48.250        10.625    9 years 285 days

- ---------------

  1   This report of the Compensation Committee of the Board of Directors
appeared in the Definitive Proxy Statement for the Company's Annual Meeting of Stockholders held in May 1994. In August 1994, the Compensation Committee of the Board voted to reprice employee stock options with exercise prices greater than $7.00 per share to the market price of the Company's Common Stock on the day of repricing of $4.75 per share. The replacement options are exercisable for two shares for every three shares represented by the options cancelled. The replacement options are exercisable for two shares for every three shares represented by the options cancelled. See "CERTAIN RELATIONSHIPS, TRANSACTIONS AND ARRANGEMENTS."

                                                                                                LENGTH OF
                                                                                             ORIGINAL OPTION
                                     NUMBER OF    MARKET PRICE   EXERCISE PRICE               TERM REMAINING
                                      OPTIONS     OF STOCK AT      AT TIME OF                       AT
                                    REPRICED OR     TIME OF       REPRICING OR      NEW          DATE OF
                                      AMENDED     REPRICING OR     AMENDMENT      EXERCISE      REPRICING
                           DATE         (#)       AMENDMENT($)        ($)         PRICE($)     OR AMENDMENT
                         --------   -----------   ------------   --------------   --------   ----------------
Paul J. Hastings*        05/07/93       6,000        10.625          16.167        10.625    5 years 357 days
                         05/07/93       1,500        10.625          26.333        10.625    6 years 104 days
                         05/07/93       1,000        10.625          48.000        10.625    6 years 167 days
                         05/07/93       6,000        10.625          32.250        10.625    6 years 357 days
                         05/07/93      10,000        10.625          57.500        10.625    9 years 266 days
                         05/07/93       6,000        10.625          52.750        10.625    9 years 271 days
James Redenbarger        04/04/88       3,000         4.083           5.917         4.083    6 years 118 days
                         04/04/88       3,000         4.083           6.667         4.083    7 years 144 days
                         05/07/93       6,750        10.625          16.167        10.625    5 years 357 days
                         05/07/93       2,250        10.625          26.333        10.625    6 years 104 days
                         05/07/93       1,000        10.625          48.000        10.625    6 years 167 days
                         05/07/93       7,000        10.625          32.250        10.625    6 years 357 days
                         05/07/93      10,000        10.625          52.750        10.625    7 years  77 days
                         05/07/93       5,000        10.625          44.125        10.625    7 years 126 days
                         05/07/93       8,000        10.625          52.750        10.625    9 years 271 days
Geoffrey Slaff           04/04/88       1,500         4.083           6.667         4.083    7 years 144 days
                         04/04/88       1,500         4.083           4.917         4.083    7 years 314 days
                         05/07/93       9,000        10.625          16.167        10.625    5 years 357 days
                         05/07/93       1,500        10.625          26.333        10.625    6 years 104 days
                         05/07/93      10,000        10.625          32.250        10.625    6 years 357 days
                         05/07/93       5,000        10.625          44.125        10.625    7 years 126 days
                         05/07/93      10,000        10.625          57.500        10.625    9 years 266 days
                         05/07/93       7,000        10.625          52.750        10.625    9 years 271 days
Larry Soll               04/04/88      15,000         4.083           7.083         4.083    7 years 122 days
                         05/07/93      12,750        10.625          16.167        10.625    5 years 357 days
                         05/07/93      14,000        10.625          32.250        10.625    6 years 357 days
                         05/07/93       9,000        10.625          52.750        10.625    9 years 271 days
Sharon E. Tetlow         05/07/93      10,000        10.625          45.125        10.625    7 years  50 days
                         05/07/93       2,000        10.625          42.250        10.625    9 years 287 days
Robert C. Thompson       04/04/88       9,000         4.083           5.917         4.083    6 years 118 days
                         04/04/88       6,000         4.083           7.083         4.083    9 years 122 days
                         04/04/88       3,000         4.083           6.667         4.083    7 years 144 days
                         06/24/93      19,500        12.000          16.167        10.625    5 years 309 days
                         06/24/93      18,000        12.000          32.250        10.625    6 years 309 days
                         06/24/93      15,000        12.000          52.750        10.625    9 years 223 days
Mark D. Young            04/04/88       7,500         4.083           5.917         4.083    6 years 118 days
                         04/04/88       3,000         4.083           7.083         4.083    9 years 122 days
                         04/04/88       3,000         4.083           6.667         4.083    7 years 144 days
                         05/07/93      27,000        10.625          16.167        10.625    5 years 357 days
                         05/07/93      18,000        10.625          32.250        10.625    6 years 357 days
                         05/07/93       5,000        10.625          44.125        10.625    7 years 126 days
                         05/07/93      14,100        10.625          52.750        10.625    9 years 271 days

- ---------------

* No longer an executive officer of the Company.

COMPENSATION COMMITTEE REPORT 2

     The Board of Directors of Synergen established a Compensation Committee (the "Committee") in 1986 to review and approve equity and cash compensation of executive officers and equity compensation for all

- ---------------

  2   This report of the Compensation Committee of the Board of Directors
appeared in the Definitive Proxy Statement for the Company's Annual Meeting of Stockholders held in May 1994. The report was written prior to the appointment of Gregory B. Abbott as President and Chief Executive Officer of the Company.

employees. The Committee believes all employees play a critical role in the Company's ultimate success, and thus all employees are eligible for the Company's equity and cash compensation plans.

     Synergen is in the research and development stage and does not receive revenues from the sale of its products. Consequently, the Committee does not deem it appropriate to base its compensation decisions on traditional financial measures of performance, including return on equity or sales. Synergen is currently funding its research and product development (including salaries) primarily from cash reserves that were received from past public offerings of equity securities.

     The Committee believes that, in general, employees' salaries (including those of executive officers) should be at the mid-point of the industry labor market and that, employees be rewarded based on performance -- individual, team and corporate. However, because of the Company's need to conserve cash, the Committee did not authorize salary increases for any of the Company's officers this year and salary increases for employees in general were lower than salary increases in recent past years. The Committee believes equity compensation -- in the form of stock options and stock bonuses -- is an excellent incentive for all employees, including executive officers, and serves to align the interests of the employees, executive officers and stockholders. In awarding equity compensation and in determining the mid-point of industry standards, the Committee reviewed independent surveys of pharmaceutical and biotechnology companies and executive compensation disclosures from biotechnology companies with similar, higher and lower market capitalizations.

     Following the close of each fiscal year, the Committee approves annual performance-based stock option grants to employees (including the named executive officers). The Committee approves a total pool of options to be distributed Company-wide and approves final allocations. The allocation process and recommendations are determined by management and the human resources department based upon salary, responsibilities and work performance. All employees who have met certain employment service criteria are eligible for awards and approximately two-thirds of the eligible employees received awards in 1993. The awards had a three-year vesting schedule and a ten-year term. Each of the named executive officers received an annual performance-based stock option grant in February 1993 to purchase between 9,000 and 15,000 shares of the Company's common stock. These awards were consistent with the awards granted to executive officers in previous years.

     In February 1993, the Company obtained the results of its initial Phase III clinical trial of ANTRIL for sepsis and plans for marketing ANTRIL for sepsis in the United States were delayed. Following the announcement of the clinical trial results, the price of the Company's common stock dropped significantly. The annual performance-based stock option awards were made prior to this announcement. On May 7, 1993, the Company cancelled the February 1993 annual stock option grants to Dr. Soll, Mr. Abbott, Mr. Collins, Dr. Thompson and Dr. Young and all other then-current employees and granted new stock options at the fair market value on May 7, 1993. These new options have a four-year vesting schedule rather than the three-year vesting schedule for the cancelled grants. Other stock options which were held by Dr. Soll, Mr. Abbott, Mr. Collins, Dr. Thompson and Dr. Young and other then-current employees were also cancelled and regranted on May 7, 1993. See "Report on Repricing of Options" and "Option Repricing Table."

     In April 1993, Mr. Saxe resigned as President and Chief Executive Officer. Following his resignation, the Board of Directors named Dr. Soll as Chief Executive Officer and appointed four other executive officers -- Mr. Abbott, Mr. Collins, Dr. Thompson and Dr. Young -- to the Office of the President. These five individuals were charged with evaluating the Company's operations, reducing the Company's staff, setting priorities for the Company and cutting or deferring the least-promising research and clinical programs in an effort to conserve cash.

     As the first move to conserve cash, each of the members of the Office of the President, upon their appointments to this office, voluntarily agreed to reduce their salaries by approximately 10 percent. Although the Committee did not mandate these salary reductions, it is supportive of them. Dr. Soll, who had been working part-time until his appointment as Chief Executive Officer, agreed to a salary equal to the reduced salary being received by the two highest paid named executive officers. The Committee also authorized a grant of stock options to purchase 6,000 shares of common stock to Dr. Soll upon his appointment to CEO. This grant was made to make Dr. Soll's stock option grants equal to those received by the members of the Office of the President thus far in 1993. Because of the Company's need to conserve cash, Dr. Soll has not received any cash bonuses or salary increases.

     In September 1993, the Committee authorized using stock option awards in place of cash salary increases for the named executive officers and certain other employees. The Committee awarded one option share for each $3 of salary increase it would have given the employee had salary increases been made. Each of the named executive officers received 3,500 shares as part of this program.

     The Committee believes the salaries of its five top executive officers are less than industry standards; however, given the special circumstances of the Company, the Committee believes it more appropriate to reward its top officers with equity rather than cash. In November 1993, the Committee, with Dr. Hirsh abstaining, approved grants of stock options to purchase 40,000 shares of common stock to each of Dr. Soll, Mr. Abbott, Mr. Collins, Dr. Thompson and Dr. Young. By the end of 1993, these executive officers had achieved their task of restructuring the Company, setting clear priorities, and keeping the Company on target with its goals in a very difficult year. The Committee believes the stock option awards will benefit the Company and the stockholders if these awards serve as personal motivation to the executive officers and as a retention plan to keep the officers at the Company. The Committee concluded that the 40,000 share awards were appropriate in consideration of stock option awards granted to chief executive officers, presidents and executive vice presidents of other companies.

     In February 1993, prior to his resignation, Mr. Saxe received a cash bonus under the terms of his employment agreement and based upon the Company's accomplishments of key objectives as set forth in the Company's strategic plan. Following Mr. Saxe's resignation, the Committee was authorized by the Board of Directors to negotiate a severance arrangement that was satisfactory to Mr. Saxe and the Company. In these negotiations, the Committee considered the terms of Mr. Saxe's employment agreement dated September 6, 1989 and the services Mr. Saxe had provided and would continue to provide to the Company. Under the termination agreement, Mr. Saxe was and is to be compensated a flat fee for consulting services for a period of 2 1/2 years ending in October 1995. The agreement also provides for certain other reimbursements. (See "Certain Employment Agreements").

     Provisions of the Internal Revenue Code limit, with certain exceptions, the deductibility by the Company for federal income tax purposes of an employee's annual compensation exceeding $1 million. None of the Company's current named executive officers have received otherwise deductible compensation exceeding this limit and the Company has not yet determined how these rules will affect its decisions as to compensation arrangements adopted in the future.

     The Committee does not administer the Stock Option Plan for Non-Employee Directors which was approved by stockholders in 1992. Under that plan, options are automatically granted on a formula basis set forth in the plan.

                                      The Compensation Committee of the Board of
                                      Directors

                                      Glenn S. Utt, Jr.
                                      Arthur H. Hayes, Jr.
Dated: April 15, 1994                 David I. Hirsh

                               PERFORMANCE GRAPH

     The stock price performance graph depicted below shall not be deemed incorporated by reference by any general statement incorporating by reference this information statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934. The stock price performance on the graph is not necessarily an indicator of future price performance.

     The graph below compares the cumulative return of Synergen against the Total Return Index for the NASDAQ Stock Market and the Total Return Index for the NASDAQ Pharmaceutical Stocks. The cumulative return depicted is based upon an initial investment of $100 over five years. The two NASDAQ indexes were prepared for NASDAQ by the Center for Research Studies in Securities Prices at the University of Chicago.

     As required by the rules under the Securities Act of 1933, the cumulative return of Synergen is based upon the last reported sale price of the common stock as reported on the NASDAQ National Market System on the last trading day of 1988, ($3.17), 1989 ($8.67), 1990 ($11.50), 1991 $(68.50), 1992 ($64.25) and
1993 ($11.375).

                                                                    NASDAQ
      Measurement Period                         NASDAQ Stock    Pharmaceuti-
    (Fiscal Year Covered)          Synergen       Index (US)      cal Index
    ---------------------          --------      ------------    ------------
1988                                  100             100             100
1989                                  274             121             126
1990                                  363             103             151
1991                                 2161             165             401
1992                                 2027             192             334
1993                                  359             219             301

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

     The following is a list of directors and executive officers of Parent and Purchaser, from which Parent shall select the Designees to be elected to the Company's Board of Directors upon the purchase by Purchaser pursuant to the Offer of such number of shares that satisfies the Minimum Condition. The information contained herein concerning Parent and Purchaser and their respective directors and executive officers has been furnished by Parent and Purchaser. The Company assumes no responsibility for the accuracy or completeness of such information.

     1. Directors and Executive Officers of Parent. The following table sets forth the name and present position(s) with Parent of the directors and executive officers of Parent.

          NAME                                  POSITION(S) WITH PARENT
          ----                                  -----------------------
Gordon M. Binder            Chairman of the Board, Chief Executive Officer and Director
Kevin W. Sharer             President, Chief Operating Officer and Director
Raymond F. Baddour          Director
William K. Bowes, Jr.       Director
Franklin P. Johnson, Jr.    Director
Steven Lazarus              Director
Edward J. Ledder            Director
Gilbert S. Omenn            Director
Bernard H. Semler           Director
N. Kirby Alton              Senior Vice President, Development
Robert K. Andren            Senior Vice President, Operations
Robert S. Attiyeh           Senior Vice President, Finance and Corporate Development
Dennis M. Fenton            Senior Vice President, Sales and Marketing
Daryl D. Hill               Senior Vice President, Asia Pacific
Larry A. May                Vice President, Corporate Controller and Chief Accounting
                            Officer
Daniel Vapnek               Senior Vice President, Research
Thomas E. Workman, Jr.      Vice President, Secretary and General Counsel
Linda R. Wudl               Vice President, Quality Assurance

     Set forth below with respect to each director and executive officer of Parent is the present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is c/o Amgen Inc., Amgen Center, 1840 DeHavilland Drive, Thousand Oaks, California 91320-1789. Each such person is a citizen of the United States of America and unless otherwise indicated, each person has held the position indicated above for the past five years.

     MR. GORDON M. BINDER has served as a director of Parent since October 1988. He joined Parent in 1982 as Vice President-Finance and was named Senior Vice President-Finance in February 1986. In October 1988, Mr. Binder was elected to the position of Chief Executive Officer. In July 1990, Mr. Binder was elected to the position of Chairman of the Board.

     MR. KEVIN W. SHARER has served as a director of Parent since November 1992. He has served as President and Chief Operating Officer since October 1992. Prior to joining Parent, Mr. Sharer served as President of the Business Markets Division of MCI Communications Corporation, a telecommunications company, from April 1989 to October 1992 and served in numerous executive capacities at General Electric Company from February 1984 to March 1989.

     DR. RAYMOND F. BADDOUR has served as a director of Parent since October 1980. Prior to July 1, 1989, Dr. Baddour was Lammot du Pont Professor of Chemical Engineering at the Massachusetts Institute of Technology. As of July 1, 1989, Dr. Baddour became Lammot du Pont Professor Emeritus. Mr. Baddour's business address is c/o CRB, Inc., Attn: Annette C. Baddour, 2600 Douglas Road, Suite 602, Coral Gables, Florida 33134.

     MR. WILLIAM K. BOWES, JR. has served as a director of Parent since April 1980. He has been a general partner of U.S. Venture Partners, a venture capital investment entity, since July 1981. Mr. Bowes also serves as a director of Glycomed Incorporated, Xoma Corporation, and a number of privately held U.S. Venture Partners portfolio companies and serves as the President of Presidio Management Group. Mr. Bowes's business address is U.S. Venture Partners, 2180 Sand Hill Road, Suite 300, Menlo Park, California 94025.

     MR. FRANKLIN P. JOHNSON, JR. has served as a director of Parent since October 1980. He is the general partner of Asset Management Partners, a venture capital limited partnership. Mr. Johnson has been a private venture capital investor for more than five years. He is also Chairman of the Board of Boole & Babbage, Inc. and a director of BioSurface Technology, Inc., IDEC Pharmaceuticals Corporation, Ross Stores, Inc., Tandem Computers Incorporated, Teradyne Inc. and Trinzic Corporation. Mr. Johnson's business address is Asset Management Partners, 2275 East Bayshore Road, Suite 150, Palo Alto, California 94303.

     MR. STEVEN LAZARUS has served as a director of Parent since May 1987. He has been the President and Chief Executive Officer of the Argonne National Laboratory/The University of Chicago Development Corporation ("ARCH") since it was formed in October 1986. ARCH is involved in the process of transforming scientific discoveries into viable high technology products and services. He is also the Managing Partner of ARCH Venture Fund, L.P. Mr. Lazarus also has been associate dean at the Graduate School of Business, the University of Chicago, since October 1986. Mr. Lazarus also serves as a director of Cobra Industries, Inc., Illinois Superconductor Corporation and Primark Corporation; and as Vice Chairman of the Board of Directors of The Northwestern Healthcare Network, Chicago, Illinois. Mr. Lazarus' business address is ARCH Venture Partners, 135 South LaSalle Street, Suite 3702, Chicago, Illinois 60603.

     MR. EDWARD J. LEDDER has served as a director of Parent since January 1991. In April 1981, Mr. Ledder retired as Chairman and Chief Executive Officer of Abbott Laboratories, a corporation in the principal business of developing and providing human healthcare products, where he had been employed in various executive positions since 1939. Mr. Ledder also serves as a director of Alliance International Healthcare Fund.

     DR. GILBERT S. OMENN has served as a director of Parent since January 1987. He has been Dean of the School of Public Health and Community Medicine at the University of Washington for more than five years. Dr. Omenn also is a director of Immune Response Corporation and Rohm & Haas Company. Mr. Omenn's business address is School of Public Health, SC-30, University of Washington, Seattle, Washington 98195.

     MR. BERNARD H. SEMLER has served as a director of Parent since August 1982. He has been a management consultant since July 1982. From 1974 to July 1982, he was Executive Vice President-Finance of Abbott Laboratories.

     DR. N. KIRBY ALTON became Senior Vice President, Development, in August 1993, having served as Senior Vice President, Therapeutic Product Development, since August 1992. Dr. Alton previously served as Vice President, Therapeutic Product Development, Responsible Head, from October 1988 to August 1992 and as Director, Therapeutic Product Development, from February 1986 to October 1988.

     DR. ROBERT K. ANDREN became Senior Vice President, Operations, in August 1992, having served as Vice President, Manufacturing and Engineering, since July 1991. Dr. Andren had previously served as Vice President, Pharmaceutical Manufacturing, from October 1988 to July 1991, and as Manager, Pharmaceutical Manufacturing, from June 1985 to October 1988.

     MR. ROBERT S. ATTIYEH joined Parent in July 1994 as Senior Vice President, Finance and Corporate Development. Prior to joining Parent, Mr. Attiyeh served as a director of McKinsey & Company from 1967.

     DR. DENNIS M. FENTON became Senior Vice President, Sales and Marketing, in August 1992, having served as Vice President, Process Development, Facilities and Manufacturing Services since July 1991.

Dr. Fenton had previously served as Vice President, Pilot Plant Operations and Clinical Manufacturing, from October 1988 to July 1991, and as Director, Pilot Plant Operations from 1985 to October 1988.

     MR. DARYL D. HILL became Senior Vice President, Asia Pacific, in January 1994, having served as Vice President, Quality Assurance, from October 1988 to January 1994 and as Director of Quality Assurance from January 1984 to October 1988.

     MR. LARRY A. MAY became Vice President, Corporate Controller and Chief Accounting Officer in October 1991, having served as Corporate Controller and Chief Accounting Officer from October 1988 to October 1991 and as Controller from January 1983 to October 1988.

     DR. DANIEL VAPNEK became Senior Vice President, Research, in October 1988, having served as Vice President, Research since January 1986.

     MR. THOMAS E. WORKMAN, JR. was appointed Vice President, Secretary and General Counsel in December 1992, having served as Acting General Counsel since September 1992. Prior to joining the Company, Mr. Workman was an advisory partner of Pillsbury Madison & Sutro, a law firm, from January 1992 to September 1992 and was a regular partner of Pillsbury Madison & Sutro from 1986 through December 1991.

     DR. LINDA R. WUDL became Vice President Quality Assurance in January 1994, having served as Director of Quality Control from April 1991 to January 1994, and as Manager of Quality Control from April 1987 to April 1991.

     2. Directors and Executive Officers of Purchaser. The following table sets forth the name and present position(s) with Purchaser of the directors and executive officers of Purchaser.

                 NAME                                     POSITION(S) WITH PURCHASER
                 ----                                     --------------------------
Dr. N. Kirby Alton                        Director
Robert S. Attiyeh                         Director
Dr. Michael Bevilacqua                    Director
Dr. George Morstyn                        Director
Dr. Daniel Vapnek                         Director
Thomas E. Workman, Jr.                    Director, Chief Executive Officer, Secretary and Treasurer

     Set forth below with respect to each director and executive officer of Purchaser (other than Messrs. Attiyeh and Workman and Drs. Alton and Vapnek) is the present principal occupation or employment of such persons and material occupations, position, offices or employments for the past five years of each such person. All present positions set forth below are with Parent. Each such person's business address is c/o Amgen Inc., Amgen Center, 1840 DeHavilland Drive, Thousand Oaks, CA 91320-1789, and each person is a citizen of the United States.

     For information with respect to Messrs. Attiyeh and Workman and Drs. Alton and Vapnek, please see the information set forth above with respect to their positions with Parent.

     DR. MICHAEL BEVILACQUA became a Vice President, Inflammation and Medicinal Chemistry in October 1993. Prior to joining Parent Dr. Bevilacqua was an Associate Investigator at the Howard Hughes Medical Institute in La Jolla, California as well as an Associate Professor of Pathology at the University of California at Davis from 1991 to 1993. Dr. Bevilacqua was an Assistant Professor of Pathology at Harvard Medical School from 1987 to 1991.

     DR. GEORGE MORSTYN became Vice President, Chemical Development and Chief Medical Officer in August 1993, having served as Vice President Medical and Clinical Affairs from April 1992 to August 1993. Between July 1991 and April 1992 Dr. Morstyn held other development related positions at Amgen. Between 1983 and 1991 Dr. Morstyn held various medical and research positions at the University of Melbourne, the Royal Melbourne Hospital, Austin Hospital and the Ludwig Institute for Cancer Research.